Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-74733, 333-82755, 333-73170, 333-90400, 333-106082, 333-122021, and 333-144359) of Cardiogenesis Corporation of our report dated March 20, 2009, relating to the consolidated financial statements, which appears in this Form 10-K.

/s/  KMJ Corbin & Company LLP

KMJ Corbin & Company LLP

Costa Mesa, California
March 31, 2009